Exhibit 99.1

The First Bancshares, Inc. Reports Increased Earnings and Quarterly Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--The First Bancshares, Inc. (Nasdaq: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter ended March 31, 2008. The First Bancshares, Inc. also announced a $.075 per share quarterly dividend. The record date of the dividend will be May 5, 2008 with a payable date of May 20, 2008.

Earnings for First Quarter 2008

Earnings for the quarter ended March 31, 2008 amounted to $790,000 or $0.26 per fully diluted share, compared to $711,000 or $0.23 per fully diluted share for the same quarter in 2007, an increase of $0.03 per fully diluted share.

David E. Johnson, Chairman and Chief Executive officer, commented, “This year looks to be a challenging one for the banking industry. With falling interest rates and a slowing economy, we will be dealing with margin compression and slower growth. Our staff is working hard to make sure we meet the challenges that this new economic environment has given us. As always, we appreciate the continued support of our shareholders.”

Further Results of the Quarter Ended March 31, 2008

Net Interest Income and Non Interest Income Increased

Net interest income for the quarter ended March 31, 2008, was $4.69 million, a $522,000 increase compared to the first quarter in 2007. Non-interest income increased for the first quarter of 2008 by $108 thousand as compared to the first quarter of 2007. Non-interest expense increased $456,000 to $3.96 million as compared to $3.51 million for the first quarter of 2007.

Total Assets, Net Loans and Deposits Increased

Total assets were up $88.6 million, or 20%, between March 31, 2007, and March 31, 2008. The increase in assets from last year was funded by deposit growth of $45.9 million or 12%. Total net loans were up $57.7 million, or 18.7%, between March 31, 2007, and March 31, 2008.

At March 31, 2008, The First Bancshares reported total loans of $365.5 million, total assets of $532.9 million, total deposits of $431.9 million and stockholder’s equity of $37.5 million. Return on average assets was .61% and return on average equity was 8.6% for the quarter.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First is now ranked in the top 20 banks by asset size in Mississippi. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands except earnings per share)

	For the three months
	ended March 31,

	2008	2007

Interest income	8,682	7,513
Interest expense	3,991	3,344
Net interest income	4,691	4,169
Provision for loan losses	366	330
Net interest income after provision for loan losses
	4,325	3,839
Non-interest income	762	654
Non-interest expense	3,962	3,506
Income before income taxes	1,125	987
Income taxes	335	276
Net income	$790	$711

Basic:
Earnings per share	$.26	$.24

Diluted:
Earnings per share	$.26	$.23

	March 31,	December 31,	March 31,
	2008	2007	2007

Total assets	532,886	496,056	444,641
Cash and due from banks	14,057	11,118	10,543
Federal funds sold	39,180	223	3,655
Investment securities	89,737	87,052	103,954
Loans, net of unearned interest	365,525	371,223	307,862
Deposits-interest bearing	371,516	330,819	321,329
Deposits-non interest bearing	60,350	55,349	64,601
Total deposits	431,866	386,168	385,930
Borrowed funds	49,720	60,773	19,914
Subordinated debentures	10,310	10,310	4,124
Stockholder's equity	37,485	36,281	32,931
Book value (per share)	$12.54	$12.14	$11.04
Total shares outstanding	2,989,401	2,988,551	2,983,045

CONTACT:
The First Bancshares, Inc.
David Johnson, Chief Executive Officer, 601-268-8998